Delaware
The First State

     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SMITH MICRO SOFTWARE, INC.”, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF AUGUST, A.D. 2005, AT 2:38 O‘CLOCK P. M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FOR WARDED TO THE NEW CASTLE COUNTY RECORDED OF DEEDS.

/s/ Harriet Smith Windsor

2500549 8100	Harriet Smith Windsor , Secretary of State
AUTHENTICATION: 4103313

050683696	DATE: 08-19-05

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:02 PM 08/18/2005
FILED 02:38 PM 08/18/2005
SRV 050683696 – 2500549 FILE
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SMITH MICRO SOFTWARE, INC.
(a Delaware corporation)
     Smith Micro Software, Inc., a Delaware corporation, does hereby certify that:
     1. Paragraph 1 of Section A, Article IV of the Amended and Restated Certificate of Incorporation of said corporation is hereby amended and restated in its entirety to read as follows:
“A. Classes of Stock: The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the corporation is authorized to issue is Fifty-Five Million (55,000,00) shares. Fifty Million (50,000,000) shares shall be Common Stock, par value $.001 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $.001 per share.”
     2. The foregoing amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Date: August 17, 2005	SMITH MICRO SOFTWARE, INC.

	By:	/s/ William W. Smith, Jr.

William W. Smith, Jr.
President, chief Executive Officer and
Chairman of the Board